Exhibit 99.1

Vitae Pharmaceuticals Announces Closing of Initial Public Offering

FORT WASHINGTON, PA., Sept. 29, 2014 — Vitae Pharmaceuticals, Inc. (NASDAQ: VTAE), a clinical stage biotechnology company, today announced the closing of its initial public offering of 6,875,000 shares of common stock at an initial public offering price of $8.00 per share. The aggregate net proceeds to Vitae, after underwriting discounts and commissions and estimated offering expenses, are expected to be approximately $48.4 million.  As previously reported, Vitae Pharmaceuticals has granted the underwriters a 30-day option to purchase up to an additional 1,031,250 shares of common stock to cover over-allotments, if any, at the initial public offering price.

Stifel and BMO Capital Markets are acting as joint book-running managers and JMP Securities and Wedbush PacGrow Life Sciences are acting as co-managers for the offering.

The offering is being made only by means of a written prospectus forming part of the effective registration statement. Copies of the prospectus related to the offering may be obtained from Stifel, Nicolaus & Company, Incorporated, Attention: Syndicate, One Montgomery Street, Suite 3700, San Francisco, CA 94104, Telephone: (415) 364-2720, email: syndprospectus@stifel.com; or from BMO Capital Markets Corp., 3 Times Square, 26th Floor, New York, NY 10036, Attention: Equity Syndicate Department, Telephone: (800) 414-3627, Email: bmoprospectus@bmo.com.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of, these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such state or jurisdiction.

CONTACT:

Investors:

Vitae Pharmaceuticals, Inc.

Richard S. Morris, CPA

Chief Financial Officer

(215) 461-2000

rmorris@vitaerx.com

or

Westwicke Partners

John Woolford

(443) 213-0506

john.woolford@westwicke.com

or

Media:

6 Degrees PR

Tony Plohoros

(908) 940-0135

tplohoros@6degreespr.com